2MI attachment.
10/31/02 Annual.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A		21,609
Class B		20,750
Class C		7,174

74U2  (000s omitted)

Class M		600

74V1

Class A		7.04
Class B		6.88
Class C		6.88

74V2

Class M		6.96